Exhibit 99.4

Customer Letter

October 17, 2005

Dear Dr.                         :

        As you may know, Advanced Neuromodulation Systems (ANS) has accepted an offer to be acquired and operate as an independent division of St. Jude Medical, Inc. With the assistance of your excellent clinical work, we've demonstrated to the world the enormous potential of neuromodulation. St. Jude Medical recognized this strategic value and asked us to consider a merger offer. After careful consideration, the ANS Board of Directors unanimously approved this action because we firmly believe it serves the best interest of our customers, employees and investors. The transaction, publicly announced on October 16, is subject to customary closing conditions and regulatory approvals, and is expected to close by the end of the year.

        For nearly a decade, ANS has been dedicated to supporting physicians as they provide world-class patient care to thousands of chronic pain patients throughout the world. With your help, we have brought new technology to the market, expanded the field of neuromodulation, and stimulated a competitive atmosphere that has benefited clinical practice and patient care. Now, St. Jude Medical is committed to helping us accelerate our investment in clinical research, development and approval of new products and indications. We will be better positioned to fulfill our long-term mission to help you treat patients with ever-improving products and therapies.

        I am pleased to report that my entire management team will remain at ANS to lead the company and preserve our customer values, entrepreneurial culture, and committed employee base that fueled our impressive growth to this point. With greatly expanded resources and the ability to focus on long-term financial performance, ANS will strive to accelerate its pace of innovation while we significantly expand our service capability.

        Please be assured that our values and our Credo have not changed and are aligned solidly with those of St. Jude Medical. We appreciate your continued support and will never take you or your business for granted, because we know you have a choice! We look forward to serving you and your patients in the future.

Respectfully,

Chris Chavez
President and CEO
Advanced Neuromodulation Systems, Inc.

Forward-Looking Statements

        Any statements made regarding the proposed transaction between St. Jude Medical, Inc. and Advanced Neuromodulation Systems, Inc., the expected timetable for completing the transaction, successful integration of the business, benefits of the transaction, potential clinical success, regulatory approvals, anticipated future product launches, revenues, earnings, expected repayment of debt, market shares, market growth, market segment growth, new indications, and any other statements regarding St. Jude Medical's or ANS's future expectations, beliefs, goals or prospects are forward-looking statements which are subject to risks and uncertainties, such as those described under or incorporated by reference in Item 8.01 of St. Jude Medical's Current Report on Form 8-K filed on October 17, 2005, in Item 8.01 of ANS's Current Report on Form 8-K filed on October 17, 2005, and in the Outlook and Uncertainties section in ANS's Quarterly Report on Form 10-Q for the quarter ended June 30, 2005 (see page 25) and ANS's Annual Report on Form 10-K for the year ended December 31, 2004 (see page 26). Actual results may differ materially from anticipated results.

Additional Information

        This announcement is neither an offer to purchase nor a solicitation of an offer to sell shares of ANS. St. Jude Medical will be filing a tender offer statement with the Securities and Exchange Commission (SEC) and ANS will be filing a solicitation/recommendation statement with respect to the offer. ANS shareholders are advised to read the tender offer statement regarding the acquisition of ANS referenced in this news release, and the related solicitation/recommendation statement, when those statements are made available to them. The tender offer statement and the solicitation/recommendation statement will contain important information that should be read carefully before any decision is made with respect the offer. These documents will be made available to all shareholders of ANS at no expense to them. These documents will also be available at no charge on the SEC's web site at www.sec.gov. Shareholders may also obtain copies of these documents without charge by requesting them from ANS in writing at 6901 Preston Road, Plano, Texas 75024, or by phone at (972) 309-8000.

Enclosed:
News Release
Fact Sheet